Exhibit 99.1   Press Release


For Immediate Release

MTM Information Technologies Announces its Financial Results for Q2 and Proposed Investment by Pequot Ventures

Valley Cottage, NY - November 26, 2003 - Micros-to-Mainframes, Inc. ("MtM") (NASDAQ: MTMC), d/b/a MtM Information Technologies, a leading computer and communications technology management company providing network consulting, engineering, Remote Network and Security Management and related services, today announced its financial results for its Fiscal Year 2004 second quarter ended September 30, 2003, and that it has signed a non-binding term sheet for an investment in the Company by Pequot Ventures, the private equity/venture capital arm of Pequot Capital Management, Inc., a leading investment firm.

The Company incurred a net loss of approximately ($668,000) or ($.14) per share for the Fiscal Year 2004 second quarter as compared to a net income of $41,000 or $.01 per share for the comparable quarter in the prior fiscal year; and a net loss for the six-month period ended September 30, 2003, of approximately ($631,000) or ($.13) per share, as compared to a net loss of approximately ($397,000) or ($.08) per share for the comparable six month period in 2002.

Net revenue decreased to approximately $29,164,000 for the six months ended September 30, 2003, but increased to $15,526,000 for the Fiscal Year 2004 second quarter, as compared to $30,063,000 for the comparable six month period in 2002 and $14,634,000 for the second quarter of the prior fiscal year. Earnings for the current six months period ended September 30, on an EBITDA basis, were $381,000 as compared to $134,000 in the prior year.


                                 For 6 Months Ended September 30,
                                      2003               2002
Total Revenue                    $29,164,000          $30,063,000
-----------------------------------------------------------------
Net loss as reported              $(631,000)           $(397,000)
Interest expense                    202,000              155,000
Benefit for income tax                    0             (382,000)
Depreciation and amortization       810,000              758,000
-----------------------------------------------------------------
EBITDA basis                       $381,000             $134,000
=================================================================

Earnings for the Fiscal Year 2004 second quarter, on an EBITDA basis, were a loss of $161,000, as compared to earnings of $539,000 for the second quarter of the prior fiscal year.

                                 For Quarter Ended September 30,
                                       2003               2002
Total Revenue                     $15,526,000         $14,634,000
------------------------------------------------------------------
Net income (loss), as reported      $(668,000)            $41,000
Interest expense                       97,000              76,000
Provision for income tax                    0              39,000
Depreciation and amortization         411,000             383,000
------------------------------------------------------------------
EBITDA basis                        $(161,000)           $539,000
==================================================================

Howard Pavony, President & CEO, commented, "We are pleased that total revenues in the second quarter of Fiscal 2004 grew from the first quarter. Unfortunately, there were several service projects that were delayed toward the end of the quarter resulting in lower service revenues compared to the first quarter. In addition, we are pleased that EBITDA results for the first two quarters of fiscal year 2004 exceeded the results of the comparable period last fiscal year.

The investment by Pequot is subject to a number of conditions, including among other things, the negotiation of definitive transaction documents, approval by the Company's shareholders and certain required third party consents, including lender consents. No assurance can be given that the Pequot investment will be consummated. The MtM Board of Directors has formed a special committee, consisting of independent directors, to review and consider the recommendation of the investment prior to the Board submitting it to a shareholder vote. The special committee has engaged the firm of Kaufman Bros., L.P. to advise it with respect to this investment.

The non-binding term sheet, contemplates that the Company would sell an aggregate of up to $25 million of convertible preferred stock and warrants to Pequot in three tranches. The purchase of the second and third tranches in an aggregate amount of up to $18 million would be solely at Pequot's option. The intended purpose of the financing is to provide MtM with funds for working capital and to support future acquisitions, as part of a consolidation strategy for the IT services and consulting sector. Several new executives are expected to be added to the present MtM executive team, in order to facilitate the acquisition and consolidation strategy, and the Board of Directors is expected to be expanded.

Steven Rothman, Chairman stated, "Upon consummation, Pequot's investment is expected to help the Company to move forward with its strategic plan for growth. Pequot should add value by providing MtM with access to capital and to seasoned professional executives with experience in the IT industry, who intend to join the Company on a full time basis. Pequot's relationships in the technology field should provide the Company with a broad spectrum of opportunity. "

Howard Pavony added, "We expect the relationship with Pequot to provide the impetus to further develop our Mid-Tier-Market strategy. We are all very excited and pleased about this potential investment and the tremendous opportunity it should provide to our employees, to our vendor partners, to our customers and to our shareholders.


MtM Information Technologies is a premier provider of network analysis & diagnostics, management, architecture, design, implementation and support services, as well as technology acquisition and deployment workflow management systems serving the New York Tri-State area since 1986. MtM/iT practices in Network Analysis, Network & Systems Management, Internet Services, IT Consulting, Data & Network Security, Network Infrastructure Engineering, Server-Based Computing, Active Directory, Data & Network Communications, Technology Acquisition and Deployment, Process Automation, Professional IT Staffing and Enterprise Lifecycle Managed Services create a comprehensive computer and communication services suite. The Company maintains sales, technology labs, help desk, network management operation centers, training and service facilities in Valley Cottage, New York, New York City, and Connecticut. MtM Information Technologies is a certified and authorized reseller/partner and integrator for Microsoft, Cisco, Citrix, HP/Compaq, Neoteris, SecureWave, Symantec, Internet Security Systems, Packeteer, NetIQ, Intel, IBM, Dell Computer, Lexmark and Novell. For more information visit our web sites at www.mtm.com and www.pivottech.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risk that the Pequot investment will not be consummated at all or not consummated on the terms contained in the term sheet, the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or
registered trademarks of their respective companies.    The Company
undertakes no obligation to update or revise any forward-looking statements.


For More Infomation Contact: Steven Rothman (Executive)
                            (845) 268-5000 X201
                             stever@mtm.com